Exhibit 15.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 22, 2013 with respect to the consolidated financial statements of CNOOC Limited, included in this Annual Report on Form 20-F for the year ended December 31, 2013 in the Registration Statements on Form F-3 (File No(s). 333-187114 and 333-188261) filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Hong Kong

April 17, 2014